Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Santarus, Inc. for the registration of up to $75,000,000 of common stock, and to the incorporation by reference therein of our report dated March 17, 2005, with respect to the financial statements and schedule of Santarus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
February 2, 2006